TEMPLETON INSTITUTIONAL FUNDS, INC.

                              ARTICLES OF AMENDMENT


TEMPLETON INSTITUTIONAL FUNDS, INC., a Maryland Corporation with its principal offices in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


                  FIRST: The Articles of Incorporation, as amended and supplemented (the "Articles") of the Corporation currently allocate and designate three hundred fifty-five million (355,000,000) shares par value $0.01 having an aggregate par value of three million five hundred fifty thousand ($3,550,000) dollars to the Foreign Equity Series (the "Series") of the Corporation. All shares currently allocated to the Series are designated as "Foreign Equity Series" shares, including those shares currently issued and outstanding.


                  SECOND: The shares currently designated as "Foreign Equity Series" shares, including those shares currently issued and outstanding, are hereby re-designated as "Foreign Equity Series-Primary Shares" shares of common stock of the Corporation.


                  THIRD:   The effect of this Amendment is to designate all of
the shares currently allocated to the Series as "Foreign Equity Series-Primary Shares" shares of the Series.


                  FOURTH: The foregoing amendment to the Articles of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.



                  FIFTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.


         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name on its behalf by its Vice President and witnessed by its Secretary on this 27th day of April, 1999.


                                          TEMPLETON INSTITUTIONAL FUNDS, INC.


                                          By:/s/JOHN R. KAY
                                             ---------------------------------
                                             John R. Kay, Vice President


WITNESS: /s/BARBARA J. GREEN
        -------------------------------
        Barbara J. Green, Secretary

PAGE

         THE UNDERSIGNED, the Vice President of Templeton Institutional Funds, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                                          /s/JOHN R. KAY
                                          ------------------------------
                                          John R. Kay, Vice President